EXHIBIT 10.4

Amendment No. RI0340T01A

AMENDMENT

TO THE

CONSTRUCTION AND TERM LOAN SUPPLEMENT

THIS AMENDMENT is entered into as of November 20, 2006, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”).

BACKGROUND

Farm Credit and ADVANCED BIOENERGY, LLC, Fairmont, Nebraska (“Advanced”) are parties to a Construction and Term Loan Supplement dated February 17, 2006 (such agreement, as previously amended, is hereinafter referred to as the “Supplement”). Further, the Company has formally assumed all obligations under the Supplement from Advanced. Farm Credit and the Company now desire to amend certain sections of the Supplement. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree that the following sections of the Supplement are hereby amended to read as follows:

1. Section 3 of the Supplement is hereby amended and restated to read as follows:

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including September 1, 2007, or such later date as Agent may, in its sole discretion, authorize in writing.

2.	Section 5(B) of the Supplement is hereby amended and restated to read as follows: SECTION 5. Interest and Fees.

(B) Loan Origination Fee. In consideration of the Commitment, the Company agrees to pay to Agent a loan origination fee in the amount of $470,000.00 (less all payments already received by Agent) upon the execution hereof.

3. Section 6 of the Supplement is hereby amended and restated to read as follows:

SECTION 6. Promissory Note. The Company promises to repay the loans as follows: (i) in 25 equal, consecutive quarterly installments of $2,250,000.00 with the first such installment due on February 20, 2008, and the last such installment due on February 20, 2014; and (ii) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on May 20, 2014. If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof.

In addition, for each fiscal year end, beginning with the fiscal year ending in 2007, and ending with the fiscal year ending in 2010, the Company shall also, within ninety (90) days after the end of such fiscal year, make a special payment of an amount equal to 75% of the “Free Cash Flow” (as defined below) of the Company, however, such payment shall not to exceed $6,000,000.00 in any fiscal year; provided, however, that: (i) if such payment would result in a covenant default under this Supplement or the MLA, the amount of the payment shall be reduced to an amount which would not result in a covenant default; (ii) if such payment would result in a breakage of a fixed interest rate, the applicable broken funding surcharges would still apply; and (iii) the aggregate of such payments shall not exceed $12,000,000.00. The term “Free Cash Flow” is defined as the Company’s annual profit net of taxes, plus the respective fiscal year’s depreciation and amortization expense, minus allowable capitalized expenditures for fixed assets during fiscal year 2008, 2009, and 2010, allowed distributions to members/owners, and scheduled term loan payments to Agent. This special payment shall be applied to the principal installments in the inverse order of their maturity.

4. Section 7 of the Supplement is hereby amended and restated to read as follows:

SECTION 7. Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity. However, in addition to the foregoing, prepayment of any Loan balance due to refinancing, or refinancing of any unadvanced Commitment, up to and including July 1, 2009, will result in a 3% prepayment charge in addition to any broken funding surcharges which may be applicable, based on the amounts prepaid and on the total amount of the Commitments in effect at such time.

5. Except as set forth in this amendment, the Supplement, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA

By: /s/ Shane Fralen
Title: Vice President

ABE FAIRMONT, LLC

By ADVANCED BIOENERGY, LLC, its sole member

By: /s/ Donald Gales
Title: President

11/27/06